Exhibit 10.14
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 22nd day of October, 2010 by and between ALLIANCE BANK, a Virginia banking corporation, hereinafter called the “Bank”, and George F. Cave, hereinafter called “Employee”, and provides as follows:
RECITALS
     WHEREAS, the Bank is a bank chartered under the laws of the Commonwealth of Virginia and engaged in the business of banking; and
     WHEREAS, the employment of Employee by the Bank is in the best interests of the Bank and Employee; and
     WHEREAS, the parties have mutually agreed upon the terms and conditions of Employee’s continued employment by the Bank as hereinafter set forth;
TERMS OF AGREEMENT
     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:
     Section 1. Employment. (a) Employee shall be employed as the Executive Vice President- Head of Commercial Banking. He shall perform such services for the Bank and/or one or more Affiliates as may be assigned to Employee from time to time upon the terms and conditions hereinafter set forth.
          (b) References in this Agreement to services rendered for the Bank and compensation and benefits payable or provided by the Bank shall include services rendered for and compensation and benefits payable or provided by any Affiliate. References in this Agreement to the “Bank” also shall mean and refer to each Affiliate for which Employee performs services. References in this Agreement to “Affiliate” shall mean any business entity that, directly or indirectly, through one or more intermediaries, is controlled by or controls the Bank.
          (c) The parties recognize that the President and CEO of the Bank shall manage the business affairs of the Bank, subject to oversight from the Bank’s Board of Directors (“Board”), and that the relationship between the Bank and Employee shall be that of an employer and an employee. The President & CEO shall have the sole authority to set and establish the hours of operation of the business and to set and establish reasonable work schedules and standards applicable to Employee.

     Section 2. Term. The term of this Agreement shall commence on or before November 8, 2010, upon the mutual agreement of the parties, and shall continue for one (1) year unless sooner terminated under the terms of this Agreement (the “Initial Term”). This Agreement shall be renewed automatically for successive additional terms of one (1) year each unless either party gives the other notice of nonrenewal at least sixty (60) days prior to the expiration of the Initial Term or any additional term, as the case may be.
     Section 3. Exclusive Service. Employee shall devote his best efforts and full time to rendering services on behalf of the Bank in furtherance of its best interests. Employee shall comply with all policies, standards and regulations of the Bank now or hereafter promulgated, and shall perform his duties under this Agreement to the best of his abilities and in accordance with standards of conduct applicable to chief executive officers of banks.
     Section 4. Salary.
          (a) As compensation while employed hereunder, Employee, during his faithful performance of this Agreement, in whatever capacity rendered, shall receive an annual base salary of $200,000. Upon the recommendation of the President & CEO, the Board, in its discretion, may increase Employee’s base salary during the term of this Agreement, but in no event shall the annual base salary be reduced. The annual base salary shall be paid in equal installments in accordance with the Bank’s normal payroll practices, but not less frequently than monthly.
          (b) The Bank shall withhold state and federal income taxes, social security taxes and such other payroll deductions as may from time to time be required by law or agreed upon in writing by Employee and the Bank. The Bank shall also withhold and remit to the proper party any amounts agreed to in writing by the Bank and Employee for participation in any corporate sponsored benefit plans for which a contribution is required.
          (c) Except as otherwise expressly set forth hereunder, no compensation shall be paid pursuant to this Agreement in respect of any month or portion thereof subsequent to any termination of Employee’s employment by the Bank.
     Section 5. Corporate Benefit Plans. (a) Employee shall be entitled to participate in or become a participant in any employee benefit plan maintained by the Bank for which he is or will become eligible on such terms as the Board of Directors may, in its discretion, establish, modify or otherwise change.
          (b) The Bank shall provide Employee with a disability insurance policy providing benefits commensurate with those benefits provided to other executive level employees of the Bank, as may be amended by the Board from time to time.
          (c) The Bank shall pay the premiums on a monthly basis on group term insurance on the life of Employee in an amount equal to two and one-half times his base salary up to a maximum of $500,000 with a non-medical cap at $400,000, under a qualified group benefits plan as secured by the Bank.

          (d) The Bank shall pay Employee a monthly automobile allowance of $750, net of applicable taxes, during the term of this Employment Agreement.
Section 6. Bonuses. Employee shall receive only such bonuses as the Board of Directors, in its discretion, decides to pay to Employee. Any bonus due to Employee shall be paid to Employee no later than 2-1/2 months after the end of the Bank’s taxable year or the calendar year, whichever is later, in which such bonus is no longer subject to a substantial risk of forfeiture (as determined in accordance with Internal Revenue Code (the “Code”) Section 409A and applicable guidance issued thereunder (“Code Section 409A”)). Notwithstanding the foregoing, within thirty (30) days of Employee’s first day of active employment by the Bank, the Bank shall pay to Employee a “signing bonus” in the gross amount of $15,000, less legally required withholdings, which bonus must be repaid to the Bank immediately in the event that Employee’s employment with the Bank terminates for any reason during the first twelve (12) months of his employment.
     Section 7. Grant of Incentive Stock Options. Subject to required approval of the Compensation Committee of the Board of Directors of Alliance Bankshares Corporation , within sixty (60) days of the commencement of Employee’s active employment under this Employment Agreement,Executive shall receive a grant of 10,000 incentive stock options (“ISO”) (or, if the applicable ISO limits are reached, nonqualified stock options) pursuant to the terms of the Alliance Bankshares Corporation 2007 Incentive Stock Plan (“Stock Plan”). The specified terms of such stock option grant shall be established in accordance with the terms of the Stock Plan and shall be set forth in a separate stock option agreement.
     Section 8. Expense Account. The Bank shall reimburse Employee for reasonable and customary business expenses incurred in the conduct of the Bank’s business. Such expenses will include business meals, out-of-town lodging and travel expenses, and membership dues and costs to attend meetings and conventions of business-appropriate organizations and associations. Employee agrees to timely submit records and receipts of reimbursable items and agrees that the Bank can adopt reasonable rules and policies regarding such reimbursement. The Bank agrees to make prompt payment to Employee following receipt and verification of such reports.
     Section 9. Vacation and Sick Leave. Employee shall be entitled to 20 days of vacation annually and such sick leave, prorated to date of hire, as the Board may from time to time approve for all full-time employees of the Bank.
     Section 10. Termination.
          (a) Notwithstanding the termination of Employee’s employment pursuant to any provision of this Agreement, the parties shall be required to carry out any provisions of this Agreement which contemplate performance by them subsequent to such termination. In addition, no termination shall affect any liability or other obligation of either party which shall have accrued prior to such termination, including, but not limited to, any liability, loss or damage on account of breach. No termination of employment shall terminate the obligation of the Bank to make payments of any vested benefits provided hereunder or the obligations of Employee under Sections 11, 12 and 13.
          (b) Employee’s employment hereunder may be terminated by Employee upon thirty (30) days written notice to the Bank or at any time by mutual agreement in writing.
          (c) Employment under this Agreement shall terminate upon the death of Employee; provided, however, that in such event the Bank shall pay to the estate of Employee the compensation including salary and accrued bonus, if any, which otherwise would be payable to Employee through the end of the month in which his death occurs. Such amounts shall be paid within 60 days of Employee’s death.
          (d) The Bank may terminate Employee’s employment other than for “Cause”, as defined in Section 10(e), or other than for “Disability,” as defined in Section 10(f), at any time upon written notice to Employee, which termination shall be effective immediately. Employee may resign thirty (30) days after notice to the Bank for “Good Reason”, as hereafter defined. In the event the Employee’s employment terminates pursuant to this Section 10(d), Employee shall receive a monthly amount equal to one-twelfth (1/12) his rate of annual base salary in effect immediately preceding such termination (“Termination Compensation”) in each month for twelve (12) months. Payments of the Termination Compensation shall be made in equal installments at the times such payments would have been made in accordance with Section 4(a) but in no event less frequently than monthly. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 11 or 12, Employee will not thereafter be entitled to receive any further compensation or benefits pursuant to this Section 10(d). In addition, notwithstanding anything in this Agreement to the contrary, the Bank shall not be required to make payment of the Termination Compensation or any portion thereof to the extent such payment is prohibited by the terms of the regulations presently found at 12 C.F.R. part 359 or to the extent that any other governmental approval of the payment required by law is not received.
     For purposes of this Agreement, “Good Reason” shall mean:
     (i) The assignment of duties to the Employee by the Bank which result in the Employee having significantly less authority or responsibility than he has on the date hereof, without his express written consent;
     (ii) The removal of the Employee from his position as Executive Vice President-Head of Commercial Banking;
     (iii) A reduction by the Bank of the Employee’s annual base salary (which shall also constitute a breach of Section 4(a) hereof);
     (iv) The failure of the Bank to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 14 hereof.

          (e) The Bank shall have the right to terminate Employee’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for Employee’s personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, misappropriation of the Bank’s assets (determined on a reasonable basis) or those of its Affiliates, or material breach of any other provision of this Agreement. In the event Employee’s employment under this Agreement is terminated for Cause, Employee shall thereafter have no right to receive compensation or other benefits under this Agreement.
          (f) The Bank may terminate Employee’s employment under this Agreement, after having established the Employee’s disability by giving to Employee written notice of its intention to terminate his employment for disability and his employment with the Bank shall terminate effective on the 90th day after receipt of such notice if within 90 days after such receipt Employee shall fail to return to the full-time performance of the essential functions of his position (and if Employee’s disability has been established pursuant to the definition of “disability” set forth below). For purposes of this Agreement, “Disability” means either (i) disability which after the expiration of more than 13 consecutive weeks after its commencement is determined to be total and permanent by a physician selected and paid for by the Bank or its insurers, and acceptable to Employee or his legal representative, which consent shall not be unreasonably withheld or (ii) disability as defined in the policy of disability insurance maintained by the Bank or its Affiliates for the benefit of Employee, whichever shall be more favorable to Employee. Notwithstanding any other provision of this Agreement, the Bank shall comply with all requirements of the Americans with Disabilities Act, 42 U.S.C. § 12101 et. seq.
          (g) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served pursuant to the Federal Deposit Insurance Act, the Bank’s obligations under this Employment Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (h) If Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under the Federal Deposit Insurance Act or the Code of Virginia, all obligations of the Bank under this Employment Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
          (i)(1) If Employee’s employment is terminated without Cause and not for a Disability within one year after a Change of Control shall have occurred or if he resigns for Good Reason within one year after a Change of Control shall have occurred, then the Bank shall pay to Employee as compensation for services rendered to the Bank and its Affiliates an amount (subject to any applicable payroll or other taxes required to be withheld) equal to 150% of Employee’s “annualized includable compensation for the base period”, as defined in Section 280G of the

Code, in lieu of the amount provided under Section 10(d). Such amount shall be paid by the Bank to the Employee in equal installments at the times such payments would have been made in accordance with Section 4(a) but in no event less frequently than monthly.
               (2) For purposes of this Agreement, a Change of Control occurs if, after the date of this Agreement, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Bank securities having 50% or more of the combined voting power of the then outstanding Bank securities that may be cast for the election of the Bank’s directors other than a result of an issuance of securities initiated by the Bank, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Bank before such events cease to constitute a majority of the Bank’s Board, or any successor’s board, within two years of the last of such transactions. For purposes of this Agreement, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.
     Section 11. Confidentiality/Nondisclosure. Employee covenants and agrees that any and all information concerning the customers, businesses and services of the Bank of which he has knowledge or access as a result of his association with the Bank in any capacity, shall be deemed confidential in nature and shall not, without the proper written consent of the Bank, be directly or indirectly used, disseminated, disclosed or published by Employee to third parties other than in connection with the usual conduct of the business of the Bank. Such information shall expressly include, but shall not be limited to, information concerning the Bank’s trade secrets, business operations, business records, customer lists or other customer information. Upon termination of employment Employee shall deliver to the Bank all originals and copies of documents, forms, records or other information, in whatever form it may exist, concerning the Bank or its business, customers, products or services. In construing this provision it is agreed that it shall be interpreted broadly so as to provide the Bank with the maximum protection. This Section 11 shall not be applicable to any information which, through no misconduct or negligence of Employee, has previously been disclosed to the public by anyone other than Employee.
     Section 12. Covenant Not to Compete. During the term of this Agreement and throughout any further period that he is an officer or employee of the Bank, and for a period of twelve (12) months from and after the date that Employee is (for any reason) no longer employed by the Bank or for a period of twelve (12) months from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant in the event of a breach by Employee, whichever is later, Employee covenants and agrees that he will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever: (i) engage in a Competitive Business by performing any of the duties or responsibilities he had during the last twelve (12) months of his employment by the Bank anywhere within a twenty-five (25) mile radius of any office operated by the Bank on the date Employee’s employment terminates; or (ii) solicit, or assist any other person or business entity in soliciting, or doing business with, any depositors or other customers of the Bank to make deposits in or to become customers of any other financial institution conducting a Competitive Business; or (iii) induce any individuals to terminate their employment with the Bank or its Affiliates. As used in this Agreement, the term “Competitive Business” means all banking and financial products and services that are substantially similar to those offered by the Bank on the date that Employee’s employment terminates.
     Section 13. Injunctive Relief, Damages, Etc. Employee agrees that given the nature of the positions held by Employee with the Bank, that each and every one of the covenants and restrictions set forth in Sections 11 and 12 above are reasonable in scope, length of time and geographic area and are necessary for the protection of the significant investment of the Bank in developing, maintaining and expanding its business. Accordingly, the parties hereto agree that in the event of any breach by Employee of any of the provisions of Sections 11 or 12 that monetary damages alone will not adequately compensate the Bank for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief and Employee shall be liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and actual attorneys’ fees, incurred by the Bank as a result of taking action to enforce, or recover for any breach of, Section 11 or Section 12. The covenants contained in Sections 11 and 12 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 12 above is unenforceable as being overbroad as to time, area or scope, the court may strike the offending provision or reform such provision to substitute such other terms as are reasonable to protect the Bank’s legitimate business interests.
     Section 14. Binding Effect/Assignability. This Employment Agreement shall be binding upon and inure to the benefit of the Bank and Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns, but neither this Agreement, nor any of the rights hereunder, shall be assignable by Employee or any beneficiary or beneficiaries designated by Employee. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, stock or assets of the Bank, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to the compensation described in Section 10(d). As used in this Agreement, “Bank” shall mean Alliance Bank, a Virginia Bank, and any successor to its respective business, stock or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
     Section 15. Governing Law. This Employment Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to its principles of conflict of laws.

     Section 16. Litigation. In the event of any dispute between the parties concerning this Agreement, each party shall be responsible for obtaining counsel at its own expense; however, in the event that the Bank does not substantially prevail in any litigation arising under this Agreement, the Bank shall promptly reimburse the Employee for all reasonable attorneys’ fees and expenses incurred in connection with such litigation.
     Section 17. Invalid Provisions. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the validity or enforceability of any other provisions hereof, and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
     Section 18. Notices. Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Bank to its registered office or in the case of Employee to his last known address.
     Section 19. Entire Agreement.
          (a) This Employment Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.
          (b) This Employment Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement, but all of which together shall evidence only one agreement.
     Section 20. Amendment and Waiver. This Employment Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto. No waiver of any provision of this Employment Agreement shall be valid unless in writing and signed by the person or party to be charged.
     Section 21. Case and Gender. Wherever required by the context of this Employment Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.
     Section 22. Captions. The captions used in this Employment Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.
     Section 23. Code Section 409A Compliance.
          (a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
          (b) Neither Employee nor the Bank shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A. Any payment of an amount subject to Code Section 409A that is required to be delayed because of applicable law will be made (to the extent the Bank has determined that the amount is still to be paid to the Employee) at the earliest date at which time the Bank reasonably anticipates that the making of the payment will not cause a violation of such law.
          (c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits that are subject to Code Section 409A and that are paid upon or following a termination of employment or resignation unless such termination or resignation is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or “resignation” or like references shall mean separation from service. If Employee is deemed on the date of separation from service with the Bank to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Bank from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s separation from service or (ii) the date of Employee’s death. In the case of benefits, however, Employee may pay the cost of benefit coverage, and thereby obtain benefits, during such six month delay period and then be reimbursed by the Bank thereafter when delayed payments are made pursuant to the next sentence. On the first day of the seventh month following the date of Employee’s separation from service or, if earlier, on the date of Employee’s death, all payments delayed pursuant to this Section 23 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (d) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits that are subject to Code Section 409A, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Bank’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.
     (e) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
     (f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank.
     (g) Notwithstanding any of the provisions of this Agreement, the Bank shall not be liable to Employee if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.
     IN WITNESS WHEREOF, the Bank has caused this Employment Agreement to be signed by its duly authorized officer and Employee has hereunto set his hand and seal on the day and year first above written.

ALLIANCE BANK

	By:	/s/ William E. Doyle, Jr. (SEAL)

	Title:	President & CEO

ATTEST:

/s/ Karen L. Laughlin

EMPLOYEE

/s/ George F. Cave (SEAL)

ATTEST:

/s/ Karen L. Laughlin